EXHIBIT 4-mmm

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MORGAN STANLEY FINANCE, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, this “Agreement”) of MORGAN STANLEY FINANCE, LLC, a Delaware limited liability company (the “Company”), dated as of 21st day of January, 2016, is entered into by the sole Member of the Company, and amends and restates in its entirety that certain Agreement of Limited Liability Company, dated as of March 27, 2002, of the Company (the “Original LLC Agreement”).

Article 1

ORGANIZATION OF THE COMPANY AND ITS BUSINESS

1.1      Formation; Name. The Company was formed on March 27, 2002 upon execution and filing with the Secretary of State of the State of Delaware of the Certificate of Formation pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), in connection with the execution of the Original LLC Agreement by Morgan Stanley Dean Witter & Co., a Delaware corporation, now known as Morgan Stanley. This Agreement shall be effective as of the date hereof. The name of the Company shall be Morgan Stanley Finance LLC, or such other name as the Board of Managers may from time to time hereafter designate in accordance herewith and with the Act. The Board of Managers shall cause to be executed and filed such further certificates, notices, statements or other instruments required by law for the operation of a limited liability company in all jurisdictions where the Company is required to or in which the Board of Managers desires that the Company qualify or be authorized to do business as a foreign limited liability company, or as otherwise necessary to carry out the purpose of this Agreement and the business of the Company. The rights, powers, duties, obligations and liabilities of the Members (in their respective capacities as such) shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member (in its capacity as such) are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

1.2       Purpose and Powers. The purpose of the Company is to engage in any activity for which limited liability companies may be organized in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, or necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.3      Registered Office. The registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

1.4      Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

1.5      Members. The Members of the Company shall be the holders of the Interests set forth in Schedule A attached hereto, each admitted or hereby continue, as the case may be, as a member of the Company upon their execution of a counterpart signature page to this Agreement.

1.6      Certificates. Susan M. Krause was designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified in all respects). Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an "authorized person" ceased, and each of the officers of the Company thereupon became a designated "authorized person" and shall continue as a designated "authorized person" within the meaning of the Act. Any officer of the Company, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The officers of the Company shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

Article 2

CAPITALIZATION

2.1      Interests. The Company shall be authorized to issue a single class of limited liability company interests (as defined in the Act) (the “Interests”) in such amounts as the Members may determine, including any and all benefits to which the holder of such Interests may be entitled in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. The Members of the Company shall have that number of Interests as are set forth opposite such Members’ names on Schedule A attached hereto. In the event that any additional or substitute Members are admitted to the Company pursuant to the terms of this Agreement, the Schedule A will be updated to reflect such additional or substitute Members and the number of Interests held by such additional or substitute Members. Notwithstanding any provision of this Agreement to the contrary and without any further action by any Person, (i) upon execution of this Agreement by the Members, 100% of the Interests in the Company are hereby issued by the Company to the Members and (ii) upon issuance, such limited liability company interests have been duly authorized and validly issued and are fully paid and nonassessable limited liability company interests in the Company. Each Interest shall be entitled to one vote with respect to matters the Members are entitled to vote upon. Notwithstanding any provision of this Agreement to the contrary, the issuance of the limited liability company interests in the Company is not subject to preemptive rights or other similar rights.

2.2      Capital Contributions. The Members may contribute cash or other property to the Company as each such Member shall decide, from time to time. The provisions of this Section 2.2 are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company, and the Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company pursuant to this Agreement.

Article 3

TAXES

3.1      Tax Characterization and Returns. It is the intention of the Members that, if 100% of the Interests are held by one Member, the Company be disregarded for U.S. federal and all relevant U.S. state income tax purposes and that the assets, liabilities and activities of the Company be deemed to be the assets, liabilities and activities of such Member solely for such purposes. All provisions of the Company’s Certificate of Formation and this Agreement are to be construed so as to preserve such tax status, unless a change in the tax status of the Company is authorized. The Members, the Managers and the officers of the Company are hereby authorized to file any necessary forms or elections with any tax authorities or other governmental authorities in connection with the tax status of the Company.

Article 4

MANAGERS

4.1      Number, Term of Office and Eligibility. The management of the Company shall be vested in a board of managers (the “Board of Managers”) initially elected by the Members. The total number of members on the Board of Managers (the “Managers”) shall be three, unless otherwise fixed from time to time by resolution adopted by the Board of Managers or by resolution of the Members. Acceptance of the office of a Manager may be expressed orally or in writing. Each Manager shall hold office until such Manager’s successor is elected and qualified, or until such Manager’s earlier death, resignation or removal. In the event of any vacancy or a vacancy arising from a newly created directorship, the Members or the Board of Managers may fill the vacancy. Each Manager shall have one (1) vote. Except as otherwise provided in this Agreement, the Board of Managers shall act by the affirmative vote of a majority of the total number of Managers on the Board of Managers at the time such vote is taken. Any Manager may be removed from the Board of Managers, either with or without cause, at any time, by the Members. Any such vacancy may (but shall not be required to) be filled by the Members.

4.2      Duty. Except to the extent otherwise provided herein, each Manager shall have a fiduciary duty of loyalty and care similar to that of directors of business corporations organized under the General Corporation Law of the State of Delaware.

4.3      Powers. Except as otherwise provided in this Agreement, all powers to control and manage the business and affairs of the Company shall be exclusively vested in the Board of Managers and the Board of Managers may exercise all powers of the Company and do all such lawful acts as are not by statute or this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions that the Board of Managers deem necessary, useful or appropriate for the management and conduct of the business of the Company; provided, however, that the Members may amend this Agreement at any time and thereby broaden or limit the Board of Managers’ power and authority.

4.4      Regular Meetings. Regular meetings of the Board of Managers shall be held on such dates and at such times and places, within or outside the State of Delaware, as shall from time to time be determined by the Board of Managers, such determination to constitute the only notice of such regular meetings to which any Manager shall be entitled. In the absence of any such determination, such meetings shall be held, upon notice to each Manager in accordance with Section 4.7, at such times and places, within or outside the State of Delaware, as shall be designated by the Chairman of the Board of Managers.

4.5      Special Meetings. Special meetings of the Board of Managers may be held at the call of the Chairman of the Board of Managers at such times and places, within or outside the State of Delaware, as he or she shall indicate, upon notice to each Manager in accordance with Section 4.8, at such times and places, within or outside the State of Delaware, as shall be designated by the Chairman of the Board of Managers.

4.6      Manner of Acting.

   (a)      Members of the Board of Managers, or any committee thereof, may participate in any meeting of the Board of Managers or such committee by means of conference telephone or other communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

   (b)     Any action required or permitted to be taken at any meeting of the Board of Managers or any committee thereof may be taken without a meeting and without notice if all members of the Board of Managers or such committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Managers or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

4.7      Quorum. At all meetings of the Board of Managers, a majority of the total number of Managers specified by resolution pursuant to Section 4.1 of this Agreement which the Company would have if there were no vacancies or unfilled newly-created Manager positions (such total number of Managers, the “entire Board of Managers”) shall constitute a quorum for the transaction of business. At all meetings of the committees of the Board of Managers, the presence of 50% or more of the total number of members (assuming no vacancies or unfilled newly created committee positions) shall constitute a quorum. The vote or a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Mangers or such committee, as the case may be, except as otherwise provided by the Act of this Agreement. If a quorum shall not be present at any meeting of the Board of Managers or any committee, a majority of the Managers or committee members, as the case may be, present thereat may adjourn the meeting from time to time without further notice other than announcement at the meeting.

4.8      Notice. Notice of any regular (if required) or special meeting of the Board of Managers may be given by personal delivery, telephone (including without limitation to a representative of the Manager or to the Manager’s electronic voice message system), mail, telegram, courier service, facsimile transmission (directed to the facsimile transmission number at which the Manager has consented to receive notice), electronic mail (directed to the electronic mail address at which the Manager has consented to receive notice), or other form of electronic transmission pursuant to which the Manager has consented to receive notice. If notice is given by personal delivery, by facsimile transmission, by telegram, by electronic mail, or by other form of electronic transmission pursuant to which the Manager has consented to receive notice, then such notice shall be given not later than the day before such day of meeting to each Manager. If written notice is delivered by mail or courier service, then it shall be given on not less than three (3) calendar days’ notice to each Manager. Each notice shall state the time and place of the meeting; provided, however, that unless limited by law, this Agreement or by the terms of the notice thereof, any and all business may be transacted at any special meeting without notice thereof having so specifically enumerated the matters to be acted upon. A meeting may be held at any time without notice if all of the Managers are present (except as otherwise provided by the Act) or if those not present waive notice of the meeting in accordance with Section 4.9 hereof either before or after such meeting.

4.9      Waiver of Notice. Whenever any notice is required to be given under Section 4.7, a waiver thereof in writing, signed by the Manager or Managers entitled to such notice, or a waiver by electronic transmission by the Manager or Managers entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Managers or any committee thereof need be specified in any waiver of notice of such meeting. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when the Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

4.10      Reliance on Books and Records. A Manager shall be fully protected in relying in good faith upon the books and records of the Company or statements prepared by any of its officers or by independent public accountants as to the value and amount of the assets, liabilities and/or net profits of the Company, or any other facts pertinent to the existence and amount of surplus or other funds with which the Company’s limited liability company interests might properly be purchased or redeemed.

4.11      Committees.

     (a)      The Board of Managers may designate one or more committees, each committee to consist of one or more Managers, which, to the extent provided in said resolution or resolutions, shall have and may exercise the powers and authority of the Board of Managers in the management of the business and affairs of the Company (including the power and authority to designate other committees of the Board of Managers). All acts done by any such committee within the scope of its powers and duties pursuant to this Agreement and the resolutions adopted by the Board of Managers shall be deemed to be, and may be certified as being, done or conferred under the authority of the Board of Managers. The Secretary or any Assistant Secretary is empowered to certify that any resolution duly adopted by any such committee is binding upon the Company and to execute and deliver such certifications from time to time as may be necessary or proper to conduct the business of the Company.

(b)      The Board of Managers may designate one or more Managers as alternate members of any committee to replace any absent or disqualified member of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting of such committee and not disqualified from voting, whether or not such member or members constitute a quorum, may (but shall not be required to) unanimously appoint another member of the Board of Managers to act at the meeting in place of such absent or disqualified Manager.

4.12      Committee Procedure.

     (a)      Unless otherwise provided by this Agreement or as otherwise determined by the Board of Managers, notice of the time and place of each meeting of a committee shall be given to each member of such committee as provided in Section 4.7 with respect to notices of meetings of the Board of Managers.

     (b)      Each committee shall keep regular minutes of its proceedings and report the same to the Board of Managers when required.

     (c)      Any member of any committee may be removed from such committee either with or without cause, at any time, by the Board of Managers at any meeting thereof. Any vacancy in any committee may (but shall not be required to) be filled by the Board of Managers in the manner prescribed by this Agreement for the original appointment of the members of such committee.

Article 5

Officers

5.1      Principal Officers. The principal officers of the Company shall include a President, a Secretary and a Treasurer, or such other offices as the Board of Managers may determine.

5.2      Election of Officers, Term and Qualifications. The officers of the Company shall be elected from time to time by the Board of Managers and, except as may otherwise be expressly provided in a contract of employment duly authorized by the Board of Managers, shall hold office at the pleasure of the Board of Managers. None of the officers of the Company, including the Chairman of the Board, if any, needs to be a Manager. Each officer shall hold office until his or her successor shall have been duly elected and shall qualify, or until his or her death, resignation or removal. To the extent permitted by the Act and other applicable law, any two or more offices may be held by the same officer and any office may be held by more than one officer.

5.3      Other Officers. The Board of Managers may appoint such other officers (including a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers) as it may from time to time determine, each of whom shall hold office for such period, and perform such duties as the President or Board of Managers may from time to time determine. The Board of Managers may delegate to any officer referred to in Section 5.1 the power to appoint and to remove any such officers.

5.4      Removal. Any officer elected by the Board of Managers may be removed, either with or without cause, by the Board of Managers at any meeting thereof or by the Chairman of the Board, if any.

5.5      Resignations. Any officer of the Company may resign at any time by giving notice in writing or by electronic transmission to the Board of Managers or the President or the Secretary. Such resignation shall take effect on the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

5.6      Vacancies. If any vacancy shall occur in any elected office of the Company, the Board of Managers may (but shall not be required to) elect a successor to fill such vacancy.

5.7      Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of the Board of Managers. Subject to the control and the direction of the Board of Managers, the Chairman of the Board may enter into any contract and execute and deliver any instrument in the name and on behalf of the Company. The Chairman of the Board shall perform such other duties and have such other powers as the Board of Managers shall prescribe.

5.8      President. In the absence of a Chairman of the Board, the President shall preside at all meetings of the Board of Managers. Subject to the control and the direction of the Board of Managers, the President may enter into any contract and execute and deliver any instrument in the name and on behalf of the Company. The President shall perform all the duties and have all the powers incident to the office of President and shall perform such other duties and have such other powers as the Board of Managers prescribe.

5.9      Vice Presidents. The Vice Presidents shall perform all the duties and have all the powers incident to the office of Vice President and shall perform such other duties and have such powers as the President, the Chairman of the Board, if any, or the Board of Managers prescribe. Subject to the control and the direction of the Board of Managers, each Vice President may enter into any contract and execute and deliver any instrument in the name and on behalf of the Company.

5.10      Secretary. The Secretary, if present, shall: act as Secretary at all meetings of the Board of Managers and of the members and keep the minutes thereof in a book or books to be provided for that purpose; see that all notices required to be given by the Company are duly given and served; have charge of the member records required by law are properly kept and filed; and, in general, perform all the duties and have all the powers incident to the office of

Secretary and shall have such other duties and have such other powers as the Board of Managers, the Chairman of the Board, if any, or the President prescribe.

5.11      Assistant Secretary. The Assistant Secretary, if any, or, if there be more than one, the Assistant Secretaries, in the order determined by the Board of Managers, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform all the duties and have all the powers incident to the office of Assistant Secretary and such other duties and have such other powers as the Board of Managers, the Chairman of the Board, if any, the President or the Secretary prescribe.

5.12      Treasurer. The Treasurer shall: have charge and custody of, and be responsible for, all funds and securities of the Company and shall deposit all such funds in the name of the Company in such banks or other depositories as shall be selected by the Board of Managers or by such officers as shall be designated by the Board of Managers; exhibit at all reasonable times books of account and records to any of the Managers upon application during the business hours at the office of the Company where such books and records shall be kept; when requested by the Board of Managers, render a statement of the condition of the finances of the Company at any meeting of the Board of Managers; receive, and give receipt for, moneys due and payable to the Company from any source whatsoever; and perform all the duties and have all the powers incident to the office of the Treasurer and perform such other duties and have such other powers the Board of Managers, the Chairman of the Board, if any, or the President prescribe. The Treasurer shall give such bond, if any, for the faithful discharge of his or her duties as the Board of Managers may require.

5.13      Assistant Treasurer. The Assistant Treasurer, if any, or, if there be more than one, the Assistant Treasurers, in the order determined by the Board of Managers, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform all the duties and have all the powers incident to the office of Assistant Treasurer and shall perform such other duties and have such other powers as the Board of Managers, the Chairman of the Board, if any, the President or the Treasurer prescribe.

Article 6

Members

6.1      Rights and Powers of the Members. The Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. The Members have no voting rights except with respect to those matters specifically set forth in this Agreement, and any action with respect to such matters must be approved by unanimous vote of 100% of the Interests of all of the Members. Notwithstanding any other provision of this Agreement, no action may be taken by the Company (whether by the Board of Managers, or otherwise) in connection with any of the following matters without the consent of the Members:

   (a)      The election and removal of Managers;

   (b)      the dissolution or liquidation, in whole or in part, of the Company;

   (c)      the filing of a petition seeking or consenting to reorganization or relief under any applicable federal or state bankruptcy law;

   (d)      consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property;

   (e)      the merger, conversion or consolidation of the Company with any other entity;

   (f)      the sale of all or substantially all of the Company’s assets; or

   (g)      any amendment or restatement or termination of this Agreement.

6.2      Waiver of Fiduciary Duties. Notwithstanding any duty (including any fiduciary duty) that may otherwise have existed at law or in equity, to the fullest extent permitted by law, (i) the Members and any Affiliates of the Members shall have no fiduciary duty to any Person bound by this Agreement, and (ii) the sole duties, if any, of the Members or any Affiliates of the Members to any Person bound by this Agreement shall be limited to the contractual duties imposed by this Agreement.

6.3      Manner of Acting.

   (a)      The Members may participate in any meeting of the Members by means of conference telephone or other communications equipment by means of which all Members participating can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

   (b)      Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting and without notice by unanimous vote of 100% of the Interests of the Members consenting thereto in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the records of the Company. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Article 7

Liability and Indemnification

7.1      Liability of a Covered Person.

   (a)      Except as otherwise provided by the Act or this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

   (b)      To the fullest extent permitted by law, no Covered Person shall be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be or not opposed to the best interests of the Company.

   (c)      The indemnification provisions set forth in Section 7.2 shall not apply with respect to actions or claims of the Company against the Members.

7.2      Indemnification by the Company.

   (a)      A Mandatory Covered Person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any Proceeding shall be entitled to indemnification from the Company for any losses incurred by such Mandatory Covered Person by reason of the fact that such Person was a Mandatory Covered Person except that no Mandatory Covered Person shall be entitled to be indemnified in respect of any losses incurred by such Mandatory Covered Person by reason of such Mandatory Covered Person having not acted (i) in good faith or (ii) in a manner such Mandatory Covered Person reasonably believed to be in, or not opposed to, the best interests of the Company; provided, however, that any indemnity under this Section 7.2 shall be provided out of and to the extent of Company assets only, and no other Covered Person shall have any personal liability on account thereof.

   (b)      The Company may, in its sole discretion and upon such terms and conditions, if any, as the Company deems appropriate, indemnify, to the fullest extent permitted by the Act, a Permissive Covered Person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any Proceeding for any losses incurred by such Permissive Covered Person by reason of the fact that such Person was a Permissive Covered Person, except that no Permissive Covered Person shall be entitled to be indemnified in respect of any losses incurred by such Permissive Covered Person by reason of such Permissive Covered Person having not acted (i) in good faith or (ii) in a manner such Permissive Covered Person reasonably believed to be in, or not opposed to, the best interests of the Company; provided, however, that any indemnity under this Section 7.2 shall be provided out of and to the extent of Company assets only, and no other Covered Person shall have any personal liability on account thereof.

   (c) (i)      In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any losses shall arise in respect of which indemnity may be sought by a Covered Person pursuant to Section 7.2(a) or 7.2(b), such Covered Person shall promptly notify the Company thereof in writing. Failure to provide notice shall not affect the Company’s obligations hereunder to the extent such obligations exist, except to the extent the Company is actually and materially prejudiced thereby.

(ii)      The Company shall have the right to participate in and control the defense of any Proceeding covered by Section 7.2(a) or, if it has agreed to indemnify, covered by Section 7.2(b) and, in connection therewith, to retain counsel reasonably satisfactory to each Covered Person, at the Company’s expense, to represent each Covered Person. The Company shall keep the Covered Person advised of the status of Proceeding and the defense thereof and shall consider in good faith recommendations made by the Covered Person with respect thereto.

(iii)      In any such Proceeding, any Covered Person shall have the right to retain its own counsel at its own expense; provided, however, that the fees and expenses of such Covered Person’s counsel shall be at the expense of the Company if (A) the Company shall have failed, within a reasonable time after having been notified of the existence of an indemnified claim, to assume the defense of such indemnified claim or (B) the named parties to any such claim, demand, action, suit or proceeding (including any impleaded parties) include both the Company and such Covered Person and representation of both parties by the same counsel would be inappropriate in the judgment of the Covered Person (as evidenced by an opinion of counsel) due to actual or potential differing interests between them and the Company shall have failed, within a reasonable time after having been notified of the Covered Person’s objection under this Section 7.2(c)(iii)(B) to such joint representation, to retain counsel for such Covered Person reasonably satisfactory to such Covered Person. It is understood that the Company shall not, in respect of the legal expenses of any Covered Person, in connection with any Proceeding or related Proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel reasonably satisfactory to the Company) for all such Covered Persons and that all such fees and expenses shall be reimbursed as they are incurred; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of a Covered Person (as evidenced by an opinion of counsel) for the same counsel to represent such Covered Person and any other Covered Person, then such Covered Person shall be entitled to retain its own counsel, in each jurisdiction for which the Covered Person reasonably determines counsel is required, at the expense of the Company.

(iv)      The Company shall not be liable for any settlement of any Proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the Company agrees to indemnify each Covered Person, to the extent provided in Section 7.2(a) or 7.2(b), as applicable, from and against all losses by reason of such settlement or judgment. The Company shall not effect any settlement of any pending or threatened Proceeding in respect of which any Covered Person is seeking indemnification hereunder without the prior written consent of each such Covered Person (which consent shall not be unreasonably withheld or delayed by any such Covered Person), unless such settlement includes an unconditional release of each such Covered Person from all liability and claims that are the subject matter of such Proceeding.

(v)      As necessary or useful to the defending party in effecting the foregoing procedures, the parties shall cooperate in the execution and delivery of agreements, instruments and other documents and in the provision of access to witnesses, documents and property (including access to perform interviews, physical investigations or other activities).

7.3      Advancement of Expenses.

   (a)      Expenses (including legal fees) actually and reasonably incurred by a Mandatory Covered Person in defending any Proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such Proceeding upon receipt by the Company of an undertaking by or on behalf of the Mandatory Covered Person to repay such amount if it shall be determined that the Mandatory Covered Person is not entitled to be indemnified therefor as authorized in Section 7.2 hereof.

   (b)      With respect to any Permissive Covered Person, the Company may, in its sole discretion and upon such terms and conditions, if any, as the Company deems appropriate (including the undertaking referred to in clause (a) above), pay the expenses (including legal fees) actually and reasonably incurred by such Person in defending any such Proceeding in advance of its final disposition upon receipt by the Company of an undertaking by or on behalf of such Person to repay such amount if it shall be determined that the Permissive Covered Person is not entitled to be indemnified as authorized in Section 7.2 hereof.

7.4      Actions Initiated Against The Company. Anything in Section 7.2(a), 7.2(b) or Section 7.3 to the contrary notwithstanding, except as provided in Section 7.6, with respect to a Proceeding initiated against the Company by a Manager or officer of the Company (whether initiated by such Manager or officer in such capacity or in any other capacity, including as a director, officer, employee or agent of Another Enterprise), the Company shall not be required to indemnify or to advance expenses (including legal fees) to such Manager or officer in connection with prosecuting such proceeding (or part thereof) or in defending any counterclaim, cross-claim, affirmative defense or like claim of the Company in such Proceeding (or part thereof) unless such proceeding was authorized by the Board of Managers.

7.5      Contract Rights. With respect to any Mandatory Covered Person, the rights to indemnification and to the advancement of expenses conferred in this Agreement shall be contract rights. Any amendment, repeal or modification of, or adoption of any provision inconsistent with, this Article 7 (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any Mandatory Covered Person pursuant hereto with respect to any act or omission of such Mandatory Covered Person occurring prior to the time of such amendment, repeal, modification or adoption (regardless of whether the proceeding relating to such acts or omissions is commenced before or after the time of such amendment, repeal, modification or adoption).

7.6      Fees for Fees. If successful in whole or in part in any suit brought to obtain indemnification or advancement of expenses, or in any suit brought by the Company to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the Person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the Person from whom the Company sought to recover an advancement of expenses, as the case may be, shall be entitled to be paid by the Company the reasonable expenses (including legal fees) of prosecuting or defending such suit to the fullest extent permitted by law.

7.7      Determination of Entitlement to Indemnification. Any indemnification required or permitted under this Article 7 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because he or she has met all applicable standards of conduct set forth in this Article 7. Such determination shall be made, with respect to a person who is a Manager or officer of the Company at the time of such determination, (i) by a majority vote of the Managers who are not parties to such Proceeding, even though less than a quorum; (ii) by a committee of such Managers designated by majority vote of such Managers, even though less than a quorum; (iii) if there are no such Managers, or if such Managers so direct, by independent legal counsel in a written opinion; or (iv) by the Members. Such determination shall be made, with respect to any person who is not a Manager or officer of the Company at the time of such determination, in the manner determined by the Board of Managers (including in such manner as may be set forth in any general or specific action of the Board of Managers applicable to indemnification claims by such Person) or in the manner set forth in any agreement to which such Person and the Company are parties.

7.8      Non-Exclusive Rights. The indemnification and advancement of expenses provided in this Article 7 shall not be deemed exclusive of any other rights to which any Person may be entitled under any agreement, vote of Members or disinterested Managers or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be such Manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such Person. Notwithstanding the foregoing, should a Covered Person be entitled to indemnification and/or advancement of expense payments from other sources (including Another Enterprise or Subsidiary), indemnification or advancement of expense obligations of the Company to a Covered Person with respect to any damages shall be reduced by any indemnification or advancement of expense payments actually received by such Covered Person from another source with respect to the same damages. Solely for purposes of clarification, and without expanding the scope of indemnification or advancement of expense obligations pursuant to this Article 7, the Members intend that, to the maximum extent permitted by law, as between other sources (including Another Enterprise or Subsidiary) and the Company, this Section 7.8 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification or advancement payments, with any applicable other entity/source having primary liability, and the Company having only secondary liability. The possibility that a Covered Person may receive indemnification or advancement of expense payments from another source shall not restrict the Company from making payments under this Article 7 to a Covered Person that is otherwise eligible for such payments, but such payments by the Company are not intended to relieve such other entity/source from any liability that it would otherwise have to make indemnification or advancement of expense payments to such Covered Person and, if a Covered Person that has received indemnification or advancement of expense payments from the Company actually receives duplicative indemnification or advancement of expense payments from another source for the same damages, such Covered Person shall repay the Company to the extent of such duplicative payments. If, notwithstanding the intention of this Section 7.8, another entity's or source’s obligation to make indemnification or advancement of expense payments to a Covered Person is relieved or reduced under applicable law as a result of payments made by the Company pursuant to this Article 7, the Company shall have, to the maximum extent permitted by law, a right of subrogation against (or contribution from) such other entity or source for amounts paid by the Company to a Covered Person that relieved or reduced the obligation of such entity or source to such Covered Person.

7.9      Insurance. The Company may purchase and maintain insurance on behalf of any Person who is or was a Manager, director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer or employee of

Another Enterprise, in each case, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article 7 or otherwise.

7.10      Severability. Notwithstanding the last sentence of Section 8.11, if any provision or provisions of this Article 7 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article 7 (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article 7 (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

7.11      Miscellaneous. For purposes of this Article 7: (i) references to serving at the request of the Company as a director or officer of Another Enterprise shall include any service as a director or officer of the Company that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan; (ii) references to serving at the request of the Company as an employee or agent of Another Enterprise shall include any service as an employee or agent of the Company that imposes duties on, or involves services by, such employee or agent with respect to an employee benefit plan; (iii) a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner that is in the best interests of the Company; (iv) references to a director of Another Enterprise shall include, in the case of any entity that is not managed by a board of directors, such other position, such as manager or trustee or member of the governing body of such entity, that entails responsibility for the management and direction of such entity’s affairs, including, without limitation, general partner of any partnership (general or limited) and manager or managing member of any limited liability company; and (v) references to a manager of a Subsidiary or Another Enterprise shall include, in the case of an entity that is not managed by a board of managers, such other position, such as director or trustee or member of the governing body of such entity, that entails responsibility for management and administration of such entity’s affairs, including without limitation, general partner of any partnership (general or limited) and director of any corporation.

Article 8

MISCELLANEOUS

8.1      Distributions. The Board of Managers may cause the Company to distribute any cash or assets in kind held by it which is neither reasonably necessary or advisable for the operation of the Company nor in violation of Sections 18-607 or 18-804 of the Act or other applicable law to the Members at any time.

8.2      Assignments. Except as set forth in the immediately following sentence and except as may be approved in writing by the Board of Managers, in both cases subject to the rules and regulations of the Company’s regulators), a Member may not assign any of its Interests. A Member may assign all or some of its Interests to an Affiliate of such Member (hereinafter referred to as a “Permitted Transferee”). Upon execution of a document evidencing such Permitted Transferee's agreement to be bound by this Agreement (which may be a counterpart signature page to this Agreement), a Permitted Transferee shall become a substituted Member or an additional Member (as the case may be) automatically upon an assignment that complies with this Section 8.2, such admission being deemed effective at the time of the assignment. Notwithstanding any provision in this Agreement to the contrary, any successor to a Member by merger or consolidation, or a result of a distribution or dividend of such Member’s interests in the Company in connection with the dissolution of such Member, shall, without further act, be a Member hereunder, and such merger, consolidation, distribution or dividend shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

8.3      Additional Members. Without the unanimous vote of 100% of the Interests of the Members, no substitute or additional Persons may be admitted as Members of the Company, except as set forth in Section 8.2.

8.4      Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the decision of the Members to dissolve the Company, or (b) an event of dissolution of the Company under the Act.

8.5      Distributions upon Dissolution. Upon the occurrence of an event set forth in Section 8.4 hereof, the Members shall be entitled to receive, after paying or making reasonable provision for all of the Company’s creditors to the extent required by Section 18-804 of the Act, the remaining funds of the Company on a pro-rata basis by reference to the number of Interests held.

8.6      Termination. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation of the Company shall have been canceled in the manner required by the Act.

8.7      Seal. The company seal shall have thereon the name of the Company and shall be in such form as may be approved from time to time by the Board of Managers or by any officer authorized to do so by the Board of Managers.

8.8      Certificates. Interests shall be issued in certificated form to each Member (unless such Member waives the certification requirement). To the extent Interest certificates are issued, then each such certificate shall bear such legends as the Board of Managers may consider necessary or advisable to facilitate compliance with this Agreement, the Securities Act and any other securities law, including, without limitation, legends referencing the transfer restrictions imposed by this Agreement and stating that the Interests have not been registered under the Securities Act. In addition, each Interest certificate issued to a Member shall be executed by an authorized person on behalf of the Company and shall state (i) the Company’s name, (ii) the name and address of the holder thereof, (iii) the number of Interests held by such Member, (iv) the initial capital account balance of such Member with respect to the Interests represented by the certificate, (v) the date of issuance of the certificate, (vi) the number of the certificate and (vii) the numbering (if any) of the Interests represented by the certificate.

8.9      Amendment and Integration. This Agreement may be amended only in a writing signed by the Members. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

8.10      Governing Law. This Agreement shall be governed by and construed under the laws of the state of Delaware, excluding any conflicts of laws rule or principle that might refer the governance or construction of this agreement to the law of another jurisdiction.

8.11      Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

8.12      Books and Records. Any books or records maintained by the Company in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The Company shall so convert any books or records so kept upon the request of any Person entitled to inspect such records pursuant to this Agreement or the provisions of the Act.

8.13      Voting Shares in Other Business Entities. The President, any Vice President, Treasurer, Secretary, any Assistant Secretary or any other officer of the Company designated by the Board of Managers, may vote any and all shares of stock or other equity interest held by the Company in any other business entity, and may exercise on behalf of the Company any and all rights and powers incident to the ownership of such stock or other equity interest.

8.14      Contracts. Except as otherwise required by law or this Agreement, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Company by such officer or officers of the Company as the Board of Managers may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. Subject to the control and direction of the Board of Managers, officers of the Company may enter into, execute, deliver and amend bonds, promissory notes, contracts, agreements, deeds, leases, guarantees, loans, commitments, obligations, liabilities and other instruments to be made or executed for or on behalf of the Company. Subject to any restrictions imposed by the Board of Managers, such officers of the Company may delegate such powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

8.15      Fiscal Year. The fiscal year of the Company shall be such fiscal year as the Board of Managers from time to time by resolution shall determine.

8.16      Gender/Number. As used in this Agreement, the masculine, feminine or neuter gender, and the singular and plural number, shall each include the other whenever the context so indicates.

8.17      Section Titles. The titles of the sections and subsections have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

8.18      Electronic Transmission. For purposes of this Agreement, “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

8.19      Certain Defined Terms. As used in this Agreement, the following capitalized terms have the following meanings:

     “Act” has the meaning set forth in the Preamble.

     “Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Member. For purposes of this definition, the terms “controlling”, “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, managing members or other persons exercising similar authority with respect to such Person.

     “Agreement” has the meaning set forth in the Preamble.

     “Another Enterprise” means a corporation, partnership, limited liability company, joint venture, trust or other enterprise other than the Company or a Subsidiary.

     “Board of Managers” has the meaning set forth in Section 4.1.

     “Company” has the meaning set forth in Section 1.1.

     “Covered Person” means, collectively, all Mandatory Covered Persons and all Permissive Covered Persons.

     “Interests” has the meaning set forth in Section 2.1.

     “Mandatory Covered Person” means a person who (i) is or was a director, manager or officer of the Company or a Subsidiary of the Company, or (ii) while serving as a manager or officer of the Company, is or was serving at the request of the Company as a director, manager, officer, employee or agent of Another Enterprise.

     “Managers” has the meaning set forth in Section 4.1.

     “Members” means the Persons who hold limited liability company interests of the Company and are admitted to the Company in accordance with this Agreement.

     “Original LLC Agreement” has the meaning set forth in the Preamble

     “Permissive Covered Person” means an employee, agent or Member (other than a manager, director or officer) of the Company or a Subsidiary of the Company or, while serving as an employee, agent or Member (other than a manager, director or officer) of the Company or a Subsidiary, is or was serving at the request of the Company as a director, manager, officer, employee or agent of Another Enterprise.

     “Permitted Transferee” has the meaning set forth in Section 8.2.

     “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated or governmental agency or any agency or political subdivision thereof, or other entity.

     “Proceeding” means any threatened, pending, or completed claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Subsidiary” means any corporation, trust, limited liability company or other non-corporate business enterprise in which the Company directly or indirectly holds ownership interests representing (i) more than 50% of the voting power of all outstanding ownership interests of such entity (other than directors’ qualifying shares, in the case of a corporation) or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding ownership interests upon liquidation or dissolution of such entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the date set forth above.

MORGAN STANLEY

By:	/s/ Aaron Guth
Name: Aaron Guth
Title: Assistant Secretary

Schedule A

Member Interests

as of January 21, 2016

Name	Number of Interests Held
Morgan Stanley	One (1)